                              [LOGO OF AUTOTOTE]



                                                              February 27, 1998

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Autotote Corporation to be held at 2:00 p.m., local time, on Thursday, April 16, 1998, at the Hotel du Pont, Eleventh and Market Streets, Wilmington, Delaware.

  At the Annual Meeting you will be asked to elect five Directors and to ratify the appointment of KPMG Peat Marwick as Auditors for the Company's next fiscal year.

  The Board of Directors recommends that you vote FOR the election of all five nominees as Directors and FOR ratification of the appointment of the Auditors.

  Regardless of the number of shares you may own, it is important that they are represented and voted at the Annual Meeting. Therefore, please sign, date and mail the enclosed proxy in the return envelope provided.

  At the Annual Meeting, we will also report to you on the Company's current operations and outlook. Members of the Board and management will be pleased to respond to any questions you may have.

                                          Sincerely,

                                          A. Lorne Weil
                                          Chairman of the Board

                             AUTOTOTE CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 16, 1998

                               ----------------

  Notice is hereby given that the Annual Meeting of Stockholders of Autotote Corporation (the "Company") will be held at 2:00 p.m., local time, on Thursday, April 16, 1998, at the Hotel du Pont, Eleventh and Market Streets, Wilmington, Delaware, for the following purposes:

    1. To elect five members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

    2. To ratify the appointment of KPMG Peat Marwick as independent accountants for the Company for the fiscal year ending October 31, 1998.

    3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof. The Board of Directors is not presently aware of any such matters.

  All holders of Class A Common Stock whose names appear of record on the Company's books at the close of business on February 24, 1998 will be entitled to receive notice of and to vote at the meeting and any adjournment thereof.

  WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                          By Order of the Board of Directors
                                          MARTIN E. SCHLOSS
                                          Secretary

Dated: February 27, 1998

                             AUTOTOTE CORPORATION
                       750 LEXINGTON AVENUE, 25TH FLOOR
                           NEW YORK, NEW YORK 10022

                               -----------------

                                PROXY STATEMENT

                               -----------------

                                 INTRODUCTION

  The Board of Directors (the "Board") of Autotote Corporation, a Delaware corporation (the "Company"), is furnishing this Proxy Statement to holders of shares of Class A Common Stock, $.01 par value per share, of the Company (the "Class A Common Stock") in connection with the solicitation of the enclosed proxy for use at the Annual Meeting of Stockholders to be held on Thursday, April 16, 1998, at 2:00 p.m., local time, at the Hotel du Pont, Eleventh and Market Streets, Wilmington, Delaware, and any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the Notice of Annual Meeting of Stockholders. Shares of the Company's Class A Common Stock represented by proxies in the form solicited will be voted in the manner directed by a stockholder. If no direction is given, shares represented by proxies will be voted FOR the election of the five nominees for director named in this Proxy Statement and FOR the proposal set forth in Item 2. Proxies may be revoked at any time prior to their being voted by giving written notice of revocation or by giving a duly executed proxy bearing a later date to the Secretary of the Company or by voting in person at the Annual Meeting.

  It is expected that this Proxy Statement and enclosed form of proxy will be mailed to stockholders on or about March 2, 1998.

  All holders of Class A Common Stock whose names appear of record on the Company's books at the close of business on February 24, 1998, the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting, will be entitled to vote at the Annual Meeting. At the close of business on February 24, 1998, a total of 35,435,979 shares of Class A Common Stock were outstanding. Each share of Class A Common Stock is entitled to one vote.

  Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, telecopy, telex or personal calls. The Company also has retained D.F. King & Co., Inc. to assist in soliciting proxies at a fee of $4,000 plus reimbursement of reasonable out-of-pocket costs and expenses.

  The Company is not aware of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

  The annual report of the Company for the fiscal year ended October 31, 1997 is being mailed to the Company's stockholders with this proxy statement.

VOTING

  A majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as inspectors of election at the Meeting.

  The five nominees for election as directors at the Annual Meeting who receive the greatest number of votes for the election of directors shall be elected directors. In all matters other than the election of directors, a majority vote of the number of shares entitled to vote present in person or represented by proxy at the Annual Meeting is necessary, unless the law or the Company's certificate of incorporation or by-laws require otherwise.

  The inspectors of election will treat abstentions and broker non-votes (i.e., shares held by brokers or nominees that the broker or nominee does not have discretionary power to vote on a particular matter and as to which instructions have not been received from the beneficial owners or persons entitled to vote) as shares that are present and entitled to vote for purposes of determining a quorum. With regard to the election of directors, votes may be cast in favor of or withheld and directors will be elected by a plurality of the votes cast by proxy or in person at the Annual Meeting. Accordingly, votes that are withheld for the election of directors and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the election except to the extent that the failure to vote for a particular nominee results in another nominee receiving a larger number of votes. In matters requiring a majority of the shares present and entitled to vote for approval, abstentions are considered to be shares present and entitled to vote and therefore will have the effect of a negative vote on the matter. Broker non-votes on such matters are not counted as shares eligible to vote and will have no effect on the outcome of the matter. With respect to the ratification of the appointment of auditors, therefore, abstentions will be considered a negative vote and broker non-votes will have no effect.

SECURITY OWNERSHIP

  The following table sets forth certain information as of January 31, 1998 as to the security ownership of those persons known to the Company to be the beneficial owners of more than five percent of the outstanding Class A Common Stock of the Company, each of the Company's directors, each of the executive officers listed in the Summary Compensation Table under "Executive Compensation" below and all of the Company's directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

                        SHARES OF CLASS A COMMON STOCK

NAME                                                     NUMBER       PERCENT(1)
----                                                    ---------     ----------
Oaktree Capital Management, LLC........................ 3,763,300(2)    10.12%
 550 South Hope Street
 Los Angeles, CA 90071

State of Wisconsin Investment Board.................... 3,036,553(3)     8.57%
 P.O. Box 7842
 Madison, WI 54707

A. Lorne Weil.......................................... 2,864,642(4)     7.67%
 750 Lexington Avenue
 25th Floor
 New York, New York 10022

Larry J. Lawrence...................................... 3,360,400(5)     9.07%
 c/o Lawrence, Smith & Horey
 29th Floor
 515 Madison Avenue
 New York, New York 10022

Marshall Bartlett......................................    72,082(6)        *

Sir Brian G. Wolfson...................................   143,750(7)        *

Alan J. Zakon..........................................   534,000(8)     1.50%

Gerald Lawrence........................................   123,500(9)        *

William Luke...........................................   112,500(10)       *

Martin E. Schloss......................................   130,000(11)       *

All directors and executive officers as a group
 (consisting of 8 persons)(4)(5)(6)(7)(8)(9)(10)(11)... 7,340,874(12)   18.59%

--------
*   Represents less than 1% of the outstanding shares of Class A Common Stock.

 (1) For purposes of determining beneficial ownership of the Company's Class A Common Stock, owners of Class A warrants and options exercisable within sixty days of January 31, 1998 are considered to be the beneficial owners of the shares of Class A Common Stock into which such securities are convertible or for which such securities are exercisable. The percentage ownership of the outstanding Class A Common Stock reported herein is based on the assumption that only the person whose ownership is being reported has exercised his warrants or options for Class A Common Stock.

 (2) Based on a Schedule 13G filed with the Securities and Exchange Commission on December 10, 1997. Includes 1,750,000 shares currently issuable upon the conversion of debentures.

 (3) Based upon a Schedule 13G filed with the Securities and Exchange Commission on January 22, 1998.

 (4) Includes (a) 216,644 shares held in the name of The Lorne Weil 1989 Trust, of which Mr. Weil is Trustee, (b) 588,870 shares issuable upon exercise of warrants, 98,146 of which are exercisable by The Lorne Weil 1989 Trust, and (c) 1,311,500 shares issuable upon exercise of stock options.

 (5) Includes (a) 594,914 shares issuable upon exercise of warrants, (b) 43,750 shares issuable upon exercise of a stock option, and (c) 983,762 shares issuable upon exercise of a warrant held by Lawrence, Tyrrell, Ortale & Smith ("LTOS"). Mr. Lawrence is a general partner of Lawrence Venture Partners, the sole general partner of LTOS, and disclaims beneficial ownership of the warrant held by LTOS, except to the extent of his pecuniary interest therein.

 (6) Includes 48,750 shares issuable upon exercise of stock options.

 (7) Includes (a) 63,750 shares issuable upon exercise of stock options, and
     (b) 25,000 shares held by Millco Limited as nominee.

 (8) Includes 76,250 shares issuable upon exercise of stock options.

 (9) Includes 112,500 shares issuable upon exercise of stock options.

(10) Consists of 112,500 shares issuable upon exercise of stock options.

(11) Includes 115,000 shares issuable upon exercise of stock options.

(12) Includes (a) 2,167,546 shares issuable upon exercise of warrants, and (b) 1,884,000 shares issuable upon exercise of stock options.

                       PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES

  The Board has set the number of directors to be elected for the coming year at five. Each director shall be elected at the Annual Meeting of Stockholders for a term of one year and until his successor is duly elected and qualified. The Board recommends that the stockholders elect the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named below unless otherwise indicated. Cumulative voting is not permitted. Each nominee is presently a director of the Company. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting for reasons not now known to the Company, the proxies named in the enclosed proxy may vote for a substitute nominee at their discretion. Certain information regarding the nominees as of January 31, 1998 is set forth below.

                                                                       DIRECTOR
NAME                         AGE POSITION                               SINCE
----                         --- --------                              --------
A. Lorne Weil...............  52 Chairman of the Board, President and
                                 Chief Executive Officer(1)              1989
Marshall Bartlett...........  72 Director(2)                             1991
Larry J. Lawrence...........  55 Vice Chairman of the Board(1)(2)(3)     1989
Sir Brian G. Wolfson........  62 Director(3)                             1988
Alan J. Zakon...............  62 Director(1)(2)(3)                       1993

--------
(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Compensation and Stock Option Committee

  Mr. A. Lorne Weil has been a director of the Company since December 1989, Chairman of the Board since October 31, 1991, Chief Executive Officer of the Company since April 1992 and President of the Company since August 1997. Mr. Weil held various senior management positions with the Company and its subsidiaries from October 1990 to April 1992 and was a director and consultant to Autotote Systems, Incorporated from 1982 until it was acquired by the Company in 1989. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992. Mr. Weil is currently a director of Fruit of the Loom, Inc. and General Growth Properties, Inc.

  Mr. Marshall Bartlett has been a director of the Company since December 1991. Mr. Bartlett acted as a consultant to the Company from June 1994 to June 1995 and was employed by the Company in various capacities from June 1993 to June 1994. Mr. Bartlett was Executive Vice President and Chief Operating Officer of Bourns Inc., an electronic component manufacturer, from 1979 until his retirement in 1991.

  Mr. Larry J. Lawrence has been a director of the Company since December 1989 and Vice Chairman of the Board since August 1997. Mr. Lawrence is co-founder and since 1985 has been managing partner of Lawrence Venture Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith, a private equity fund manager. He has been managing partner of LTOS II Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith II, since 1990 and has been the general partner of LSH Partners III, L.P., the general partner of Lawrence, Smith & Horey III, since May 1995. Mr. Lawrence served as a director of Autotote Systems, Incorporated until it was acquired by the Company in 1989. Mr. Lawrence is currently a director of several private companies.

  Sir Brian G. Wolfson has been a director of the Company since 1988. Sir Brian served as Vice Chairman of the Company's Board of Directors from May 1995 to August 1997 and served as Acting President and Chief Executive Officer of the Company from June 1991 to October 31, 1991. Sir Brian was Chairman from 1987 to May 1995, and Deputy Chairman from May 1995 to September 1995, of Wembley plc, a United Kingdom corporation. Sir Brian is currently a director of Kepner-Tregoe, Inc., Fruit of the Loom, Inc. and Playboy Enterprises, Inc.

  Mr. Alan J. Zakon has been a director of the Company since 1993 and Chairman of the Executive Committee since August 1997. Mr. Zakon served as Vice Chairman of the Company's Board of Directors from May 1995 to August 1997. Mr. Zakon served as a managing director of Bankers Trust Corporation from 1989 to April 1995, and as Chairman of the Strategic Policy Committee of Bankers Trust Corporation from 1989 to 1990. Mr. Zakon served as Chairman of the Board of Boston Consulting Group from 1986 until 1989. Mr. Zakon is currently a director of Arkansas Best Corporation and Boyle Leasing Technologies.

         THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE FIVE NOMINEES.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors held a total of seven meetings during fiscal 1997 and currently consists of A. Lorne Weil, Marshall Bartlett, Larry J. Lawrence, Sir Brian G. Wolfson and Alan J. Zakon. Thomas H. Lee served as a director until his term expired on August 13, 1997. All directors attended each meeting, except for Sir Brian G. Wolfson who attended six meetings and Thomas H. Lee who attended one of the six meetings held during his tenure as a director during fiscal 1997. All directors attended each meeting of the committees of the Board of which they were members that were held while they were serving on such committee, except as indicated below.

  The Audit Committee of the Board of Directors consists of Larry J. Lawrence (Chairman) Marshall Bartlett, and Alan J. Zakon and met two times during fiscal 1997. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving their services and for reviewing and evaluating, with the independent auditors and management, the Company's accounting policies and its system of internal accounting controls.

  In December 1996, the Stock Option Committee and the Compensation Committee of the Board of Directors were combined by the Board of Directors into a single committee named the "Compensation and Stock Option Committee." The Compensation Committee met one time and the Stock Option Committee acted one time by Unanimous Written Consent prior to the Committees being combined. The Compensation and Stock Option Committee met two times during fiscal 1997 and currently consists of Alan J. Zakon (Chairman), Larry J. Lawrence and Sir Brian G. Wolfson. Marshall Bartlett served as Chairman of the Compensation and Stock Option Committee until October 23, 1997. The Compensation and Stock Option Committee determines the compensation of executive officers of the Company, makes recommendations to the Board with regard to the adoption of new employee benefit plans, and administers and makes awards under, or outside of, the Company's 1984 Stock Option Plan, as amended, the 1992 Equity Incentive Plan, as amended and restated (the "1992 Plan"), the 1995 Equity Incentive Plan, as amended and the 1997 Incentive Compensation Plan, as amended.

  The Executive Committee met two times during fiscal 1997. The Executive Committee currently consists of Alan J. Zakon (Chairman), Larry J. Lawrence and A. Lorne Weil. Sir Brian G. Wolfson and Thomas H. Lee served as members of the Executive Committee until August 13, 1997 and did not attend the two meetings which were conducted during their tenure on the Committee during fiscal 1997. A. Lorne Weil became a member of the Executive Committee on August 13, 1997. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company between regular meetings of the full Board of Directors, subject to Delaware law.

  The Company has no nominating committee.

                 EXECUTIVE COMPENSATION; CERTAIN ARRANGEMENTS

EXECUTIVE COMPENSATION

  The following table shows the compensation awarded or paid by the Company for services rendered for the years ended October 31, 1995, 1996 and 1997 to the Chief Executive Officer and the individuals who, in fiscal 1997, were the other highest paid Executive Officers of the Company who received in excess of $100,000 in salary and bonuses in that year (collectively the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                        LONG TERM
                          ANNUAL COMPENSATION      COMPENSATION AWARDS
                         ------------------------ -----------------------
          (A)            (B)    (C)        (D)       (F)          (G)           (I)
      -----------        ---- -------    -------- ----------   ----------   ------------
                                                  RESTRICTED   SECURITIES
        NAME AND                                    STOCK      UNDERLYING    ALL OTHER
   PRINCIPAL POSITION         SALARY     BONUS(1)  AWARD(9)     OPTIONS     COMPENSATION
   AT FISCAL YEAR-END    YEAR   ($)        ($)       ($)          (#)           ($)
   ------------------    ---- -------    -------- ----------   ----------   ------------
A. Lorne Weil........... 1997 441,000    441,000       --       200,000        12,300(3)
 President and           1996 441,400(2)     --        --       273,000        17,200(4)
 Chief Executive Officer 1995 408,800        --    534,001(6)       --         12,700(5)

William Luke............ 1997 250,000    109,700       --       150,000        30,700(3)
 Vice President and      1996 168,300        --        --       150,000           --
 Chief Financial Officer

Gerald Lawrence......... 1997 230,000     93,700       --       150,000        18,600(3)
 Vice President          1996 219,300        --        --       150,000        11,100(4)
                         1995 184,600     50,000   137,000(7)   100,000(7)        --

Martin E. Schloss....... 1997 210,000     89,800       --       150,000         7,500(3)
 Vice President, General 1996 195,700        --        --       100,000         7,500(4)
 Counsel and Secretary   1995 175,000     13,000    70,272(8)       --          7,600(5)

--------
(1) See "Report of The Compensation and the Stock Option Committee," which describes performance based bonuses awarded to the Named Executive Officers. Bonuses paid in any fiscal year are based on results of the previous year.

(2) Mr. Weil's 1996 annual compensation consisted of $430,000 in base salary plus a CPI adjustment of $11,400 owed during fiscal year 1995.

(3) Amounts of All Other Compensation for fiscal 1997 include the following:
    (i) Contributions to the Company's defined contribution retirement plan for salaried employees: Mr. Weil, $7,500; Mr. Luke, $4,300; Mr. G. Lawrence, $7,500; Mr. Schloss, $7,500.
    (ii)  Life insurance coverage: Mr. Weil, $4,800.
    (iii) Automobile allowance: Mr. G. Lawrence, $800.
    (iv)  Relocation reimbursement: Mr. Luke, $26,400; Mr. G. Lawrence, $10,300.

(4) Amounts of All Other Compensation for fiscal 1996 include the following:
    (i) Contributions to the Company's defined contribution retirement plan for salaried employees: Mr. Weil, $7,500; Mr. G. Lawrence, $7,500; Mr. Schloss, $7,500.
    (ii)  Life insurance coverage: Mr. Weil, $9,700.
    (iii) Automobile allowance: Mr. G. Lawrence, $3,600.

(5) Amounts of All Other Compensation for fiscal 1995 include the following:
    (i) Contributions to the Company's defined contribution retirement plan for salaried employees: Mr. Weil, $7,500; Mr. Schloss, $7,500.
    (ii) Life insurance coverage: Mr. Weil, $5,200; Mr. Schloss, $100.

(6) On May 25, 1995, Mr. Weil exchanged options received in 1993 to purchase 600,000 shares of Class A Common Stock, constituting all of his options having exercise prices in excess of $4.13 per share (the average of the bid and asked trading prices of the Class A Common Stock on May 25, 1995) ("Underwater Options"), for an award under the Company's 1992 Plan of 129,298 Performance Accelerated Restricted Stock Units ("PARS"). Recipients of PARS are entitled to receive the equivalent number of shares of Class A Common Stock upon lapse of the restrictions on such PARS, following either a lengthy period of future service or the achievement of certain performance goals for the Company as measured by the price of the Class A Common Stock.

(7) On May 25, 1995, Mr. G. Lawrence exchanged all of his Underwater Options, constituting options to purchase 100,000 shares of Class A Common Stock, for an award of 33,172 PARS under the Company's 1992 Plan.

(8) On May 25, 1995, Mr. Schloss exchanged all of his Underwater Options, constituting options to purchase 65,000 shares of Class A Common Stock, for an award of 17,015 PARS under the Company's 1992 Plan.

(9) The number and value of the aggregate restricted stock holdings at October 31, 1997 is as follows:
    (i) Number of PARS: Mr. Weil, 129,298; Mr. G. Lawrence, 33,172; Mr. Schloss, 17,015.
    (ii) Value of PARS: Mr. Weil, $315,164; Mr. G. Lawrence, $80,857; Mr. Schloss, $41,474.
    (iii) In the event the Company declares a dividend on the Class A Common Stock, the PARS listed above would also receive the dividend(s).

STOCK OPTIONS

  The following table sets forth information regarding stock options granted to the Named Executive Officers during the fiscal year ended October 31, 1997.

                                                                   POTENTIAL
                                                                   REALIZABLE
                                                                     VALUE
                                                                   AT ASSUMED
                                                                 ANNUAL RATES
                                                                    OF STOCK
                                                                     PRICE
                                                                 APPRECIATION
                       OPTIONS GRANTED IN FISCAL YEAR 1997            FOR
                                INDIVIDUAL GRANTS               OPTION TERM(1)
                    ------------------------------------------ -----------------
       (A)             (B)         (C)       (D)       (E)       (F)      (G)
                    NUMBER OF  % OF TOTAL
                    SECURITIES   OPTIONS
                    UNDERLYING GRANTED TO
                     OPTIONS   EMPLOYEES   EXERCISE
                     GRANTED       IN       PRICE   EXPIRATION    5%      10%
  NAME                 #(2)    FISCAL YEAR  ($/SH)     DATE      ($)      ($)
  ----              ---------- ----------- -------- ---------- -------- --------
A. Lorne Weil.....   200,000      7.98%    $1.0625   12-15-06  $133,640 $338,670
William Luke......   150,000      5.98%    $1.0625   12-15-06  $100,230 $254,003
Gerald Lawrence...   150,000      5.98%    $1.0625   12-15-06  $100,230 $254,003
Martin E. Schloss.   100,000      3.99%    $1.0625   12-15-06  $ 66,820 $169,335
Martin E. Schloss.    50,000      1.99%    $2.2500   10-27-07  $ 70,751 $179,296

--------

(1) Represents the product of (i) the difference between (A) the per-share fair market price at the time of the grant compounded annually at the assumed rate of appreciation over the term of the option, and (B) the per-share exercise price of the option, and (ii) the number of shares underlying the grant at the fiscal year-end.

(2) All options were granted under the Company's 1992 Plan. Options become exercisable in four equal installments on the first, second, third and fourth anniversaries of the date of grant. The options may, subject to certain requirements, be exercised through the delivery of cash and/or Class A Common Stock. The options permit the optionee to request that the Company withhold shares sufficient to satisfy withholding tax requirements. The options are not transferable otherwise than by will or the laws of descent and distribution, in which case, and in the case of disability, they are exercisable for the following 12 months or the term of the option, whichever is shorter, for the full number of shares the optionee was entitled to purchase at the time of his death or disability. In the event of a termination of employment by the Company other than for cause or death or disability, the 1992 Plan provides that an optionee has the right to exercise his option at any time within the three months following such termination or the term of the option, whichever is shorter, for the full number of shares he was entitled to purchase at the time of termination. In the event of termination for cause, the option shall be canceled upon termination.

  The following table sets forth information for the Named Executive Officers with respect to fiscal 1997 year-end option values.

                        AGGREGATED OPTION EXERCISES IN
            FISCAL YEAR 1997, AND 1997 FISCAL YEAR-END OPTION VALUE

         (A)               (B)         (C)            (D)             (E)
         ---           ----------- ----------- ----------------- --------------
                                                   NUMBER OF
                                                  SECURITIES        VALUE OF
                                                  UNDERLYING      UNEXERCISED
                                                  UNEXERCISED     IN-THE-MONEY
                                                  OPTIONS AT       OPTIONS AT
                                                 OCT. 31, 1997   OCT. 31, 1997
                         SHARES                       (#)             ($)
                       ACQUIRED ON    VALUE      EXERCISABLE/     EXERCISABLE/
         NAME          EXERCISE(#) REALIZED($)   UNEXERCISABLE   UNEXERCISABLE
         ----          ----------- ----------- ----------------- --------------
A. Lorne Weil.........     -0-         -0-     1,193,250/404,750 51,188/275,000
William Luke..........     -0-         -0-        37,500/262,500    -0-/206,250
Gerald Lawrence.......     -0-         -0-        37,500/262,500    -0-/206,250
Martin E. Schloss.....     -0-         -0-        65,000/225,000    -0-/146,875

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

  The Compensation and Stock Option Committee of the Board of Directors of the Company for fiscal 1997 consisted of Marshall Bartlett, Larry J. Lawrence and Alan J. Zakon. On October 23, 1997, just prior to the end of fiscal 1997, Sir Brian G. Wolfson succeeded Marshall Bartlett on the Committee. The Committee's responsibilities include determining the compensation of the Company's executive officers, making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans, and administering and making awards under, or outside of, the Company's stock option plans. No member of this Committee was an officer or employee of the Company during fiscal 1997.

COMPENSATION COMPONENTS AND PHILOSOPHY

  The components of the Company's compensation program consist of base salaries, cash bonuses and stock options. The Company's compensation program is designed to align management and stockholder interests by providing incentive compensation through stock option awards and performance-based bonuses. The Compensation and Stock Option Committee receives input from the Company's Chief Executive Officer and reviews his proposals concerning executive compensation before making a final determination concerning the scope and nature of compensation arrangements. It is the Company's current policy to establish, structure and administer compensation plans and arrangements so that the deductibility to the Company of such compensation will not be limited under Section 162(m) of the Internal Revenue Code.

 Executive Officer Compensation

  Base salaries for key employees are reviewed by the Compensation and Stock Option Committee on an annual basis in conjunction with the Company's annual budget for the upcoming fiscal year. The Company's philosophy is to provide base salaries at a level comparable to positions of similar responsibility in similar industries in order to retain the services of key employees who are in a position to make significant contributions to the Company's attainment of its objectives.

 Annual Incentive Compensation

  The Company established during fiscal 1996 an Annual Incentive Compensation Plan which provides bonus opportunities for the Company's key executive personnel based on three criteria: (1) the Company's overall financial performance relative to the budget for a given fiscal year as approved by the Board of Directors, (2) the

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financial performance of individual business units of the Company for executives directly involved with the operation of those units, and (3) a qualitative assessment by the Compensation and Stock Option Committee of significant individual contributions not directly measurable by financial results pursuant to recommendations made by the Chief Executive Officer. Potential payments under the Annual Incentive Compensation Plan during fiscal 1997 ranged from 22.5% to 45% of base salary for executives other than the Chief Executive Officer. The purpose of the Plan is to reward employees who have made significant contributions to the Company's achievement of its objectives and to provide an incentive for further contributions. Bonuses were paid under the Plan to executives of the Company for fiscal 1997 due to the achievement by the Company and its executives of various strategic objectives during the fiscal year which significantly strengthened the Company's financial position and expanded its businesses, including the successful completion of a notes offering during fiscal 1997 which raised $110 million, the substantial growth of the Company's European pari-mutuel businesses, expansion of the Company's simulcasting business, the achievement of record EBITDA for fiscal 1997 and the successful renewal of contracts with the Company's North American customers.

 Stock Option Plan

  While base salary and the annual incentive compensation components are tied to employee responsibility and the Company's financial performance, the purpose of stock option grants is to align stockholder and employee interests by providing a component of compensation tied directly to the performance of the Company's stock price. During fiscal 1997, grants of options to purchase a total of 650,000 shares of Class A Common Stock were made to the Named Executive Officers of the Company at exercise prices ranging from $1.0625 to $2.250 per share.

 CEO Compensation

  Effective November 1, 1992, the Company and A. Lorne Weil entered into a five-year employment agreement (the "1992 Weil Employment Agreement"). Pursuant to the 1992 Weil Employment Agreement, Mr. Weil received a base salary of $441,000 for fiscal 1997. Mr. Weil also received his maximum bonus potential under the 1992 Weil Employment Agreement of $441,000, representing 100% of his base salary for fiscal 1997 as a result of the Company and Mr. Weil having exceeded the performance targets established for fiscal 1997. The Company anticipates entering into a new employment agreement with Mr. Weil and has agreed that Mr. Weil's employment shall be in accordance with the provisions of a proposed employment agreement until a definitive agreement is executed (see "Certain Arrangements Between the Company and its Directors and Officers--Employee Agreements" below).

                                        Compensation and Stock Option Committee
                                                    Alan J. Zakon, Chairman
                                                       Larry J. Lawrence
                                                       Brian G. Wolfson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee of the Board of Directors consisted of Marshall Bartlett, Larry J. Lawrence and Alan J. Zakon during fiscal 1997. On October 23, 1997, just prior to the end of fiscal 1997, Sir Brian G. Wolfson succeeded Marshall Bartlett on the Committee.

  On October 23, 1997, the Board of Directors increased the annual retainer fees for the Vice Chairman of the Board of Directors and the Chairman of the Executive Committee to $150,000 and $75,000, respectively. Larry J. Lawrence, as Vice Chairman of the Board, and Alan J. Zakon, as Chairman of the Executive Committee, each of whom serve on the Compensation and Stock Option Committee, will accordingly be paid $150,000 and $75,000, respectively, for fiscal 1998.

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

  In January 1997, each of the three directors serving on the Compensation and Stock Option Committee, Marshall Bartlett, Alan J. Zakon and Larry J. Lawrence, was offered an opportunity to purchase restricted shares of Class A Common Stock of the Company pursuant to a plan authorized by the Board of Directors, in which an aggregate of one million shares was offered to the management and directors of the Company at a purchase price of $1.20 per share. Alan J. Zakon and Larry J. Lawrence each purchased 250,000 shares pursuant to subscription agreements executed in March 1997.

CERTAIN ARRANGEMENTS BETWEEN THE COMPANY AND ITS DIRECTORS AND OFFICERS

 Employee Agreements

  A. Lorne Weil's employment, with respect to fiscal 1997, was governed by the 1992 Weil Employment Agreement, which expired at fiscal year-end. Pursuant to the 1992 Weil Employment Agreement, Mr. Weil received a base salary of $441,000 and a bonus of $441,000 for fiscal 1997.

  The Company anticipates entering into a new employment agreement with Mr. Weil. Pending execution of a definitive employment agreement, the Company has agreed that Mr. Weil's employment shall be in accordance with the provisions of a proposed three-year employment agreement, which provides for an annual base salary of $475,000, subject to annual increases in accordance with the Consumer Price Index, a cash signing bonus of $275,000, an opportunity for annual incentive compensation of not less than 25% of his base salary for achievement of target level performance, an additional amount of not less than 25% of his base salary for achievement in excess of the target level, and an additional amount, in the Board's discretion, of up to 50% of his base salary upon achievement of one or more strategic objectives. The term of the proposed agreement extends automatically each year unless either party serves written notice six months prior to the date upon which such extension would become effective. Pursuant to the proposed agreement, if the Company terminates
Mr. Weil's employment without Cause (as defined in the proposed agreement), which includes the Company's election not to extend the term, or Mr. Weil terminates his employment for Good Reason (as defined in the proposed agreement) (i) prior to or more than two years after a Change in Control (as defined in the proposed agreement), Mr. Weil will be entitled to receive cash severance over a period of two years in the amount equal to two times the sum of his then current base salary and the average incentive compensation paid to Mr. Weil for the three years preceding the year of termination, and Mr. Weil will be entitled to retain all of his stock options, such options becoming vested and exercisable at the date of termination and remaining exercisable until the scheduled expiration dates; (ii) simultaneous with or within two years after a Change in Control, Mr. Weil will be entitled to receive cash severance in a lump sum equal to three times the sum of his current base salary and the higher of (a) the average annual incentive compensation paid for the prior three years or (b) the incentive compensation payable in the year of termination, and retain all of his options in the manner described above.

  By letter, dated January 3, 1995, the Company confirmed to Martin E. Schloss that in the event the Company terminates Mr. Schloss' employment, he will be entitled to receive severance pay, at the time of such termination, of not less than one year base salary plus all accrued but unpaid bonus installments earned by him and Mr. Schloss will retain all unexercised options to purchase Class A Common Stock held by him at the time of such termination, which options will remain exercisable in accordance with their terms.

  Effective February 26, 1996, the Company and William Luke entered into an employment agreement (the "Luke Employment Agreement") pursuant to which Mr. Luke assumed the position of Vice President and Chief Financial Officer of the Company. The Luke Employment Agreement provides for an annual base salary of $250,000, an annual bonus of up to 45% of base salary, participation in the Company's stock option plan and reimbursement of relocation expenses. Mr. Luke received an option on February 26, 1996, pursuant to the Luke Employment Agreement, to purchase 150,000 shares of Class A Common Stock at the exercise price of $3.0625 per share, the average price of the Class A Common Stock on the date Mr. Luke's employment commenced, which option becomes exercisable in four equal annual increments of 37,500 on February 26, 1997, 1998, 1999 and 2000, respectively. In the event that the Company terminates Mr. Luke's employment other than for cause, Mr. Luke will be entitled to receive one-year's base salary following such termination.

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

 Directors' Compensation

  On November 1, 1996, pursuant to an amendment to the 1992 Plan approved by the stockholders of the Company in May 1996, each Director of the Company who is not an employee of the Company received an automatic grant of 10,000 shares of Non-Employee Director Deferred Stock, each of the Directors then serving as Vice Chairman of the Board received an additional grant of 15,000 shares, and the Director then serving as Chairman of the Executive Committee received an additional grant of 55,000 shares. These awards vest, on a cumulative basis, as to one-third of the shares subject thereto on each of the first three anniversaries of the date of grant or in full if the non-employee director ceases to serve as a director as a result of death, disability, retirement at or after the age of 65, the failure to be renominated or reelected, or in the event of a consolidation or merger of the Company or a sale of substantially all of the Company's assets.

  In December 1996, each of the Directors of the Company was awarded a stock option under the 1992 Plan to purchase shares of Class A Common Stock of the Company at an exercise price of $1.0625. A. Lorne Weil was granted an option to purchase 200,000 shares, Larry J. Lawrence was granted an option to purchase 175,000 shares, Alan J. Zakon was granted an option to purchase 125,000 shares, and each of Marshall Bartlett and Sir Brian G. Wolfson was granted an option to purchase 75,000 shares. The stock options vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expire in December 2006.

  Effective as of May 25, 1995 through and including fiscal 1997, each Director of the Company who is not an employee of the Company was paid an annual retainer of $20,000, as well as $1,000 plus expenses for each Board meeting attended, $1,000 plus expenses for each committee meeting attended in person and held on a day other than on which a Board meeting is held and $500 plus expenses for each committee meeting attended that is held on the same day as a Board meeting or that is held by telephone conference call. Members of the Executive Committee do not receive fees for attending meetings thereof. The annual retainers were increased on October 23, 1997, such that each Director of the Company who is not an employee of the Company will be paid an annual retainer of $30,000, the Vice Chairman of the Board will be paid an annual retainer of $150,000 and the Chairman of the Executive Committee will be paid an annual retainer of $75,000.

CERTAIN TRANSACTIONS

  Richard Weil, the brother of A. Lorne Weil, is Vice President of International Business Development for Autotote Systems Inc., a subsidiary of the Company. Richard Weil received a base salary of $140,000 and a bonus of $41,720 for fiscal 1997.

  On May 13, 1996, the Company extended a loan to A. Lorne Weil in the principal amount of $250,000, such loan bearing interest at the rate of 5.5% per annum and payable on May 13, 2004. In January 1997, Mr. Weil repaid the loan in full including accrued interest of $22,000.

  In March 1997, the Company sold an aggregate of 797,500 restricted shares of Class A Common Stock at a purchase price of $1.20 per share in connection with an offering of one million shares to the members of the Company's Board of Directors and its management. The purchase price of $1.20 per share represented the average of the closing prices of the Company's Class A Common Stock as quoted on the American Stock Exchange for the four weeks prior to December 17, 1996, the date the Board of Directors authorized the offering. The directors and executive officers of the Company purchased an aggregate of 785,000 of such shares: A. Lorne Weil, Alan J. Zakon and Larry J. Lawrence each purchased 250,000 shares, Sir Brian Wolfson purchased 25,000 shares and Gerald Lawrence purchased 10,000 shares. The shares were not registered under the Securities Act of 1933 and may not be sold in the absence of a registration statement or an available exemption from such registration.

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

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return from October 31, 1992 to October 31, 1997 of the Company's Class A Common Stock to
(i) the American Stock Exchange ("AMEX") Market Value Index and (ii) a peer group index of companies that provide services similar to those of the Company. The peer group consists of International Game Technology, Powerhouse Technologies, Inc. (formerly Video Lottery Technologies, Inc.) and GTECH Holdings Corp. for the entire five-year period, Bally Gaming International, Inc. ("Bally") from October 31, 1992 through October 31, 1995, and Alliance Gaming Corp. ("Alliance") for October 31, 1996 through October 31, 1997. Bally was acquired by Alliance in June 1996 and for purposes of the peer group is replaced by Alliance for the dates following June 1996. The Company elected to use the peer group index rather than a published industry or line of business index because the Company is not aware of any such published index of companies which are as comparable in terms of their businesses. The peer group companies have been weighted based upon their relative market capitalizations each year.

                              AUTOTOTE CORPORATION

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS*

                                      LOGO

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              PROPOSAL 2--APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board has appointed KPMG Peat Marwick as independent accountants for the Company to examine the Company's financial statements for the current fiscal year ending October 31, 1998 and recommends that the stockholders of the Company ratify that appointment. KPMG Peat Marwick has served as the Company's independent accountants for all fiscal years since the fiscal year ended October 31, 1982 and has no relationship with the Company other than that arising from its employment as independent accountants, consultants and assistants in the Company's performance of its internal audit function. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to questions from stockholders.

  It is intended that the proxies will be voted for the ratification of the appointment of KPMG Peat Marwick unless otherwise indicated. If the appointment is not ratified by stockholders, the Board is not obligated to appoint other auditors, but the Board will give consideration to such unfavorable vote.

                THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL

                             FINANCIAL STATEMENTS

  The Company's audited financial statements for the fiscal year ended October 31, 1997 and certain other related financial and business information of the Company are contained in the Company's Annual Report to stockholders which accompanies this Proxy Statement. The Company's Annual Report on Form 10-K, without exhibits, for the fiscal year ended October 31, 1997, filed by the Company with the Securities and Exchange Commission, is included in the Company's Annual Report to stockholders. Additional copies of the Annual Report on Form 10-K may be obtained without charge by contacting John Elliott, Director of Corporate Development, Autotote Corporation, 750 Lexington Avenue, 25th Floor, New York, New York 10022 (telephone: 212-754-2233).

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than 10% of the Company's Class A Common Stock are required to report certain information, including ownership or changes in ownership of the Company's Class A Common Stock, to the Securities and Exchange Commission (the "SEC"). Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file these reports by these dates during fiscal year 1997.

  Based solely on its review of the copies of the reports that the directors, officers and 10% holders have filed with the SEC and on the representations made by certain officers and directors that no other reports were required for such persons, the Company believes that all filing requirements applicable to its officers, directors and 10% holders were complied with during fiscal 1997.

                                OTHER BUSINESS

  The Board of Directors has no reason to believe that any other business in addition to the foregoing will be presented at the Annual Meeting, but if any other business is presented, votes pursuant to the proxy will be cast thereon in accordance with the judgment of the persons named in the accompanying proxy.

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                     PROPOSALS FOR THE NEXT ANNUAL MEETING

  Proposals of stockholders intended to be presented at the next annual meeting must be received by the Company at its principal offices, 750 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: Secretary, for inclusion in the Company's proxy materials not later than November 2, 1998, except that if next year's annual meeting is more than thirty days earlier or later than the date of this year's annual meeting, proposals must be received a reasonable time before proxy materials are distributed in connection with next year's annual meeting.

  Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

                                          By Order of the Board of Directors
                                          MARTIN E. SCHLOSS
                                          Secretary

Dated: February 27, 1998

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